Bowflex parent, Nautilus, Inc. Announces Actions to Enhance Its Balance Sheet, Including the Sale of Non-Core Assets for $13 Million

Announces Preliminary Fourth Quarter and Full Year Fiscal 2023 Results, Exceeding Expectations

Plans to Report Fourth Quarter and Full Year Fiscal 2023 Results on Tuesday, May 23, 2023

VANCOUVER, WASHINGTON, May 2, 2023 –Bowflex parent, Nautilus, Inc. (NYSE: NLS) (the “Company”) today announced actions to enhance its balance sheet, including the sale of non-core assets. In addition, the Company reported preliminary unaudited Fourth Quarter and Full Year Fiscal 2023 Results.

The Company has completed the sale of non-core assets for approximately $13 million in cash as part of its ongoing comprehensive strategic review. The sale of these assets, which include the Nautilus brand trademark assets and related licenses, will continue to streamline the Company’s brand focus and enhance its financial flexibility. The Company used the net proceeds from the sale to pay down part of its term loan. As of today, the Company’s cash, cash equivalents, and restricted cash balance is about $19 million and borrowings are about $18 million. This compares to cash, cash equivalents, and restricted cash balance of about $16 million and borrowings of about $61 million as of December 31, 2022.

The Company has also improved the terms of its credit agreement for its existing revolving credit facility. Under the new agreement, Nautilus has reduced the revolver commitment from $100 million to $60 million, better aligning the Company’s debt capacity with its working capital needs and reducing its annual interest expense and related fees. Furthermore, Nautilus paid down the outstanding amounts on the revolver and there are currently no outstanding borrowings.

“The sale of these valuable, but non-core assets, including the Nautilus brand, which has been de-emphasized in our transformative North Star strategy, position us well to continue to capitalize on long-term growth in consumer demand for at-home fitness,” said Jim Barr, Nautilus, Inc. Chief Executive Officer. “With the improved financial flexibility from the sale and enhancements to our balance sheet, we’re confident in our ability to manage through the current environment and continue our path to becoming a leader in connected fitness. At the same time, our strategic review is ongoing as we continue to assess any opportunities that may accelerate our transformation and enhance value for our shareholders, while also benefitting our customers, employees, retail partners, and vendors.”

Preliminary Unaudited Fourth Quarter and Full Year Fiscal 2023 Results

For the fiscal 2023 fourth quarter ended March 31, 2023, the Company expects to report:
•Net sales of $68.4 million compared to $119.7 million last year. The sales decline versus last year is driven primarily by the return to pre-pandemic demand. The Company focused on significantly reducing Nautilus branded inventory in the quarter. Excluding sales of Nautilus branded equipment, net sales for Q4-2023 are expected to be $62.0 million.
•Loss from continuing operations of $20.9 million compared to a loss of $18.2 million last year.
•Adjusted EBITDA1 loss from continuing operations of $12.6 million compared to $16.9 million last year.

For the twelve-months ended March 31, 2023, the Company expects to report:
•Net sales of $286.8 million (versus guidance of about $270 million) compared to $589.5 million last year. The sales decline versus last year is driven primarily by the return to pre-pandemic demand. Excluding sales of Nautilus branded equipment, net sales for FY2023 are expected to be $274.8 million.
•Loss from continuing operations of $107.5 million compared to a loss of $22.2 million last year.

•Adjusted EBITDA1 loss from continuing operations of $46.6 million (versus guidance of Adjusted EBITDA2 loss of about $50.0 million) compared to Adjusted EBTIDA1 loss of $3.3 million last year.
•JRNY® Members to be approximately 500,000 as of March 31, 2023, in line with guidance.

“I am proud to announce results that exceeded our expectations,” said Mr. Barr. “Continued demand in our Direct business during the fourth quarter as well as continued outstanding inventory management and cost-control initiatives, enabled us to deliver solid results for Q4 and fiscal year 2023. We are also pleased by the strong momentum of our differentiated digital offering, having achieved our growth targets for JRNY® Members by the end of the fiscal year. We operate a strong equipment portfolio, which has driven continued demand for our products, and we have made significant progress scaling JRNY®.”

1 See “Reconciliation of Non-GAAP Financial Measures” for more information.
2 We provide Adjusted EBITDA guidance, rather than net income guidance, due to the inherent unpredictability of forecasting certain types of expenses such as stock-based compensation and income tax expenses, which affect net income but not Adjusted EBITDA. We are unable to reasonably estimate the impact of such expenses, if any, on net income. The inability to project certain components of the calculation would significantly affect the accuracy of a reconciliation. Accordingly, we do not provide a reconciliation of projected net income to projected Adjusted EBITDA.

About Nautilus, Inc.

Nautilus, Inc. (NYSE:NLS) is a global leader in digitally connected home fitness solutions. The Company’s brand family includes Bowflex®, Nautilus®, Schwinn®, and JRNY®, its digital fitness platform. With a broad selection of exercise bikes, cardio equipment, and strength training products, Nautilus, Inc. empowers healthier living through individualized connected fitness experiences and in doing so, envisions building a healthier world, one person at a time.

Headquartered in Vancouver, Washington, the Company’s products are sold direct to consumer on brand websites and through retail partners and are available throughout the U.S. and internationally. Nautilus, Inc. uses the investor relations page of its website (www.nautilusinc.com/investors) to make information available to its investors and the market.

Forward-Looking Statements

This press release includes forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995, including: projected, targeted or forecasted financial, operating results and capital expenditures, including but not limited to net sales growth rates, gross margins, operating expenses, operating margins, anticipated demand for the Company's new and existing products, statements regarding the Company's prospects, resources or capabilities; planned investments, strategic initiatives and the anticipated or targeted results of such initiatives; the effects of the COVID-19 pandemic on the Company’s business; and planned operational initiatives and the anticipated cost-saving results of such initiatives. All of these forward-looking statements are subject to risks and uncertainties that may change at any time. Factors that could cause Nautilus, Inc.’s actual expectations to differ materially from these forward-looking statements also include: weaker than expected demand for new or existing products; our ability to timely acquire inventory that meets our quality control standards from sole source foreign manufacturers at acceptable costs; risks associated with current and potential delays, work stoppages, or supply chain disruptions, including shipping delays due to the severe shortage of shipping containers; an inability to pass along or otherwise mitigate the impact of raw material price increases and other cost pressures, including unfavorable currency exchange rates and increased shipping costs; experiencing delays and/or greater than anticipated costs in connection with launch of new products, entry into new markets, or strategic initiatives; our ability to hire and retain key management personnel; changes in consumer fitness trends; changes in the media consumption habits of our target consumers or the effectiveness of our media advertising; a decline in consumer spending due to unfavorable economic conditions; risks related to the impact on our business of the COVID-19 pandemic or similar public health crises; softness in the retail marketplace; availability and timing of capital for financing our strategic initiatives, including being able to raise capital on favorable terms or at all; changes in the financial markets, including changes in credit markets and interest rates that affect our ability to access those markets on favorable terms and the impact of any future impairment. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission, including the “Risk Factors”

set forth in our Annual Report on Form 10-K, as supplemented by our quarterly reports on Form 10-Q. Such filings are available on our website or at www.sec.gov. You are cautioned that such statements are not guarantees of future performance and that our actual results may differ materially from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent developments, events, or circumstances.

Investor Relations:
John Mills ICR, LLC
646-277-1254
John.mills@icrinc.com

Media:
John Fread Nautilus, Inc
360-859-5815
jfread@nautilus.com

Robin Rootenberg
Action Mary
925-464-8030
robin.rootenberg@actionmary.com

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Non-GAAP Presentation
Nautilus presents non-GAAP financial measures as a complement to results provided in accordance with GAAP, and the non-GAAP financial measures should not be regarded as a substitute for GAAP.

In addition to disclosing its financial results determined in accordance with GAAP, Nautilus has presented in this release certain non-GAAP financial measures, which exclude the impact of certain items (as further described below). Management believes these measures are also useful to investors as these are the same metrics that management uses to evaluate past performance and prospects for future performance. Nautilus strongly encourages investors to review all its financial statements and publicly filed reports in their entirety and to not rely on any single financial measure to evaluate the Company’s performance.

Adjusted EBITDA from Continuing Operations

Nautilus has also presented EBITDA from continuing operations on an adjusted basis, to exclude the non-cash charge related to goodwill and intangible asset impairment(1), the legal settlement(2), acquisition and other related costs(3), and involuntary termination benefits and other exit costs(4), depreciation, amortization, and stock-based compensation and other net expenses. The Company believes that EBITDA is an important measure as it allows the company to evaluate past performance and prospects for future performance. The Company believes the exclusion of stock-based compensation expense provides for a better comparison of operating results to prior periods and to peer companies as the calculations of stock-based compensation vary from period to period and company to company due to different valuation methodologies, subjective assumptions, and the variety of award types. The Company excludes other expenses, net that are the result of a variety of factors and can vary significantly from one period to the next. We believe that exclusion of such other expenses are useful to management and investors in evaluating the performance of our ongoing operations on a period-to-period basis.

We do not reconcile non-GAAP financial measures on a forward-looking basis as it is impractical to do so without unreasonable effort.

The following table presents a reconciliation of loss from continuing operations, the most directly comparable GAAP measure, to Adjusted EBITDA from continuing operations for the three and twelve-month periods ended March 31, 2023 and 2022 (unaudited and in thousands):

	Three-Months Ended March 31,		Twelve-Months Ended March 31,
	2023	2022	2023	2022
Loss from continuing operations	$(20,925)	$(18,198)	$(107,488)	$(22,204)
Other expense, net	2,593	984	4,768	2,914
Income tax expense (benefit) from continuing operations	786	(4,705)	9,359	(6,026)
Depreciation and amortization	3,147	2,628	11,103	8,615
Stock-based compensation expense	(964)	1,651	3,909	6,262
Goodwill and intangible impairment charge(1)	—	—	26,965	—
Legal settlement(2)	(276)	—	(276)	4,665
Acquisition and other related costs(3)	540	770	2,483	2,448
Restructuring and exit charges(4)	2,549	—	2,549	—
Adjusted loss before interest, taxes, depreciation, and amortization (Adjusted EBITDA) from continuing operations	$(12,550)	$(16,870)	$(46,628)	$(3,326)

(1) Goodwill and intangible impairment charge
In accordance with ASC 350 — Intangibles — Goodwill and Other, an entity is required to perform goodwill and indefinite-lived trade names impairment valuations annually, or sooner if triggering events are identified. We observed continued market volatility including significant declines in our market capitalization during the three-month period ended June 30, 2022, which we identified as a triggering event. In response to the triggering event, we performed an interim evaluation and a market capitalization reconciliation during the first quarter of fiscal 2023, which resulted in non-cash goodwill and indefinite-lived intangible assets impairment charges.
(2) Legal Settlement
Legal settlement is a loss contingency accrual related to a legal settlement for a class action lawsuit related to advertisement of our treadmills.

(3) Acquisition and other related costs
On September 17, 2021, we acquired VAY AG ("VAY") for aggregate purchase consideration of approximately $27.0 million. We accounted for the transaction as a business combination. Acquisition and other costs are reflected in general and administrative costs and consist of acquisition related closing costs and a contingent consideration arrangement. The contingent consideration arrangement requires the Company to recognize $3.9 million compensatory expense over an 18 month service period.

(4) Restructuring and exit charges
In February 2023, we restructured our cost structure to align with lower revenue. In addition to ending relationships with outsourced contractors, we executed a reduction in our workforce by approximately 15%. Restructuring and exit charges include involuntary employee termination benefits and other exit costs.